                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                Amax Gold Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                     [LOGO OF AMAX GOLD INC. APPEARS HERE]

                 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 30, 1996

  To the Holders of Common Stock:

  The Annual Meeting of Stockholders of Amax Gold Inc. will be held in the offices of the Company at 9100 East Mineral Circle, Englewood, Colorado on Friday, April 30, 1996, at 10:00 a.m. for the following purposes:

  1. To elect six directors, each to hold office until the 1997 Annual Meeting of Stockholders;

  2. To ratify the selection of Price Waterhouse LLP as independent accountants for the current fiscal year; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 14, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. All holders of common stock of record at that time are entitled to vote at the meeting.

  It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy or by attending the meeting and voting in person.

Deborah J. Friedman
Vice President, General Counsel
and Secretary

March 29, 1996

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

                                PROXY STATEMENT

  This Proxy Statement is being furnished to the stockholders of Amax Gold Inc., a Delaware corporation ( "Amax Gold" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), on March 14, 1996, for use at the Annual Meeting of Stockholders of the Company to be held on April 30, 1996 and at any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on March 14, 1996 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. On March 14, 1996, there were outstanding 96,443,101 shares of Common Stock. Assuming a quorum is present, a plurality of the votes cast is required to elect directors. Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), holds approximately 51.2 percent of the outstanding Common Stock. The affirmative vote of Cyprus Amax will be sufficient to elect directors. The Annual Report to Stockholders for the year ended December 31, 1995, proxy statement and form of proxy are being mailed on or about March 29, 1996 to each stockholder entitled to vote at the meeting.

  Properly executed proxies returned at or prior to the meeting, unless subsequently revoked, will be voted in accordance with the directions thereon. If no directions are specified, the shares represented by the proxy will be voted FOR proposals 1 and 2. Abstentions are counted in tabulations of votes cast at the meeting and thus have the same effect as a negative vote, whereas shares not voted due to the failure of a broker to exercise discretionary authority are not tabulated for purposes of determining whether a proposal has been approved. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of the Company or by attending the meeting and voting in person. The persons named in the proxy will have discretionary authority to vote with respect to additional matters that may properly come before the meeting.

  The entire cost of the solicitation of proxies will be borne by Amax Gold. In addition to solicitation by mail, officers and regular employees of Amax Gold may solicit proxies by telephone, telegraph or personal contact. Additional solicitation of proxies of brokers, banks, nominees and institutional investors will be made by Georgeson & Company Inc. at a cost to Amax Gold of approximately $5,000 plus out-of-pocket expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 14, 1996, the following is, to the knowledge of the Company, the only person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is a beneficial owner of more than five percent of the Common Stock:

                                                  AMOUNT AND NATURE    PERCENT
   NAME AND ADDRESS OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP OF CLASS
   ------------------------------------------- ----------------------- --------
   Cyprus Amax
    9100 East Mineral Circle
    Englewood, Colorado 80112.................  62,212,228 shares (1)    56.9%

--------
(1) Includes 12,850,671 shares of Common Stock that Cyprus Amax has the right to acquire within 60 days under the DOCLOC I agreement and the Stock Issuance Agreement (described below). Does not include additional shares of Common Stock that may be acquired by Cyprus Amax pursuant to the Kubaka acquisition agreement and Fort Knox financing arrangements, each of which is described below.

              CERTAIN TRANSACTIONS-RELATIONSHIP WITH CYPRUS AMAX

  Cyprus Amax currently owns 49,361,557 shares or approximately 51.2 percent of the outstanding Common Stock of the Company. In 1995, Cyprus Amax acquired 15,047,848 shares of Common Stock pursuant to DOCLOC II and the Stock Issuance Agreement (each described below). Cyprus Amax may acquire additional shares of Common Stock as described below.

  Four of the six members of the Company's Board are directors and officers of Cyprus Amax: Milton H. Ward, Chairman of Board of Directors and Chief Executive Officer of the Company, is Chairman of the Board of Directors, President and Chief Executive Officer of Cyprus Amax; Gerald J. Malys, a director of the Company, is Senior Vice President and Chief Financial Officer of Cyprus Amax; Allen Born, a director of the Company, is Vice Chairman of the Board of Directors of Cyprus Amax; and Rockwell A. Schnabel, a director of the Company, is a director of Cyprus Amax.

  The Company is party to a number of contracts with Cyprus Amax, which are described below.

  The Company has agreed to acquire, subject to the satisfaction of certain conditions, Cyprus Amax's indirect 50 percent interest in the Kubaka gold project located in the Russian Federation for approximately 11.8 million shares of the Company's Common Stock to be paid upon closing and approximately
4.2 million shares of Common Stock to be paid within ten days of commencement of commercial production at Kubaka. A contingent payment in Common Stock may be made for reserves subsequently acquired by the Company in the Russian Federation at the rate of $10 per gold equivalent ounce, with the Common Stock valued at the then current ten day average stock price.

  As a result of projected cost increases in completing the Fort Knox gold mine in Alaska and other projected cash needs in 1996, the Company has renegotiated its $250 million credit line with a group of banks. Cyprus Amax has agreed to guarantee the loan until economic completion of the Fort Knox mine, and the Company has agreed that it will not borrow under DOCLOC I described below, which forms part of the guaranty, without the consent of Cyprus Amax. In addition, Cyprus Amax has informed the Company that it intends to make additional needed financing available to Amax Gold. The Company will pay Cyprus Amax a fee of 2.5 percent based upon the total financing and guaranties made available. All fees, interest and repayments of advances from Cyprus Amax may be made in cash or, subject to approval of the stockholders of the Company, in the Company's Common Stock at the election of Cyprus Amax, with stock valued at the average closing price for the five day period before such election.

  Pursuant to the April 1994 Revolving Loan Agreement ("DOCLOC I") between the Company and Cyprus Amax, Cyprus Amax provided the Company with a $100 million line of credit. Indebtedness may be repaid by the Company's issuance of up to two million shares of the Company's Series A Preferred Stock, redeemable by the Company for up to 12,099,213 shares of Common Stock, or convertible by Cyprus Amax at any time into up to 12,099,213 shares of Common Stock at a conversion price of $8.265 per share.

  Pursuant to the March 1995 Revolving Loan Agreement ("DOCLOC II"), between the Company and Cyprus Amax, Cyprus Amax provided the Company with an additional $80 million line of credit, all of which was borrowed in 1995. Also in 1995, Cyprus Amax exercised its option to convert this indebtedness into 14,919,806 shares of Common Stock at a conversion price of $5.362 per share and, as a result, DOCLOC II was terminated.

  In September 1995, the Company and Cyprus Amax entered into an Agreement Regarding Stock Issuance pursuant to which obligations of the Company to Cyprus Amax may be paid with the agreement of both parties in shares of Common Stock, valued at the then current 30 day average closing price. In September 1995, 128,042 shares of the 879,500 shares of Common Stock available under the Stock Issuance Agreement were issued to Cyprus Amax in connection with payment of $835,473 due under the $80 million credit line.

  The Company entered into an Exploration Joint Venture Agreement with Cyprus Amax, effective January 1994, under which the Company and Cyprus Amax have agreed to pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75 percent and the Company providing 25 percent of the initial exploration funding for such prospects. The agreement will terminate on December 31, 1997 unless extended by both parties.

  Pursuant to the Services Agreement, the Company and Cyprus Amax provide a variety of managerial and other services to each other at full cost. For 1995, the Company was charged approximately $4.3 million, including the cost of insurance coverage for the Company, and Cyprus Amax was charged approximately $0.6 million, including a $0.4 million reimbursement for services provided by the Company for the Kubaka project.

  The Company and Cyprus Amax are parties to the Employee Transfer Agreement which facilitates the transfer of employees between the companies with minimal effect on an employee's benefits.

  Pursuant to the Net Operating Loss Agreement, the Company agreed to allow Cyprus Amax to use the Company's net operating loss generated in 1993 which resulted in a refund of taxes paid by Cyprus Amax in a prior year, and Cyprus Amax agreed to reimburse the Company at such time that the Company would have received the benefit for the 1993 net operating loss had the Company elected to carry it forward.

                             ELECTION OF DIRECTORS

  The Company currently has six directors, each of whom is elected to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. The Board of Directors has nominated Messrs. Milton H. Ward, Allen Born, Gerald J. Malys, Rockwell A. Schnabel, Vernon Taylor, Jr. and Russell L. Wood for election as directors at the Annual Meeting and to serve until the 1997 Annual Meeting or until their successors are duly elected and qualified. It is not anticipated that any nominee will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed proxy reserve the right to substitute another person of their choice as nominee in his place or to vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Certificate of Incorporation and By-Laws.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

INFORMATION CONCERNING DIRECTOR NOMINEES

  Milton H. Ward, age 63, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1993. Mr. Ward also served as President of the Company from November 1993 to February 1994. Mr. Ward has been Chairman, President and Chief Executive Officer of Cyprus Amax since May 1992. Mr. Ward served as a director, President and Chief Operating Officer of Freeport-McMoRan Inc. from 1983 until 1992 and Chairman and Chief Executive Officer of Freeport McMoRan Copper & Gold Inc. from 1984 until 1992. Mr. Ward is a director of the National Mining Association.

  Allen Born, age 62, has been a director of the Company since May 1987. Mr. Born has served as Chairman and Chief Executive Officer of Alumax Inc. since November 1993. He served as Chairman of AMAX Inc. from June 1988 to November 1993, as Chief Executive Officer of AMAX Inc. from January 1986 to November 1993 and as President and Chief Operating Officer of AMAX Inc. from June 1985 through July 1991. Mr. Born is a director and Vice Chairman of the Board of Directors of Cyprus Amax, a director of AK Steel and the International Primary Aluminium Institute and the Chairman of the Aluminum Association.

  Gerald J. Malys, age 51, has been a director of the Company since November 1993. Mr. Malys has been Senior Vice President and Chief Financial Officer of Cyprus Amax since August 1989. He served as Senior Vice President, Financial and Information Services of Cyprus Amax from August 1988 to July 1989 and Vice President and Corporate Controller of Cyprus Amax from 1985 to August 1988.

  Rockwell A. Schnabel, age 59, has been a director of the Company since March 1994. Ambassador Schnabel is Chairman of Trident Capital, L.P. and former Deputy Secretary of the United States Department of Commerce. Mr. Schnabel served as Deputy Commerce Secretary in 1991 and 1992, Acting Secretary of Commerce from December 1991 to March 1992, and Under Secretary of Commerce in 1989 and 1990. Mr. Schnabel served as the United States Ambassador to the Republic of Finland from 1986 to 1989. Mr. Schnabel was in the investment banking field from 1960 to 1986, and served as President of Bateman Eichler Hill Richards Inc. (investment bankers-member NYSE) from 1980 to 1982. He is a director of Cyprus Amax, International Game Technology and CSG Systems Inc.

  Vernon Taylor, Jr., age 80, has been a director of the Company since May 1987. Mr. Taylor has served as President and Director of Westhoma Oil Company and Peerless, Inc. since 1966. He served as a director of Cyprus Amax from July 1985 to May 1993.

  Russell L. Wood, age 68, has been a director of the Company since May 1987. Mr. Wood has been a mining consultant and independent businessman since May 1989. He served as President and Chief Executive Officer of Asamera Minerals Inc. from May 1990 to February 1992 and as President of Copper Range Company from 1985 to 1989. He is a member of the Board of Trustees of the Colorado School of Mines, a trustee of the Western Museum of Mining and Industry in Colorado Springs and a director of Emerging Markets Gold Fund.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(A)

  The Company's officers and directors and persons who are beneficial owners of more than 10 percent of the Common Stock are required to file reports of their holdings and transactions in the Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based primarily upon its review of the copies it has received and upon written representations it has obtained from some of these persons, the Company believes that during the fiscal year ended December 31, 1995, the Company's officers, directors and 10 percent beneficial owners have complied with all such filing requirements except as set forth in this paragraph. Mr. Ward, Chairman and Chief Executive Officer of the Company, was late in reporting one Form 4 transaction in the Company's Common Stock in 1995.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held eight meetings in 1995. No director attended fewer than 75 percent of the aggregate of (i) the number of Board meetings and
(ii) the number of meetings of Board committees on which he served.

  Audit Committee. The Audit Committee, which met twice in 1995, is composed of Vernon Taylor, Jr. and Russell L. Wood. The Audit Committee recommends to the Board of Directors the independent accounting firm responsible for conducting the annual audit of the Company's accounts and reviews the nature and scope of audit examinations, the financial organization and accounting practices of the Company and the qualifications and performance of its internal auditors. In addition, the Audit Committee recommends to the Board of Directors policies concerning avoidance of employee conflicts of interest and avoidance of conflicts of interest between the Company and Cyprus Amax and reviews the administration of such policies.

  Compensation Committee. The Compensation Committee, which met once in 1995, has as its members Allen Born, Gerald J. Malys, Rockwell A. Schnabel and Vernon Taylor, Jr. and is responsible for establishing, implementing and monitoring the Company's policies and plans for executive development, succession planning and compensation of officers and key employees of the Company.

  Nominating Committee. The Nominating Committee, which met once in 1995, has as its members all directors. The Nominating Committee reviews and makes recommendations concerning the qualifications of prospective Board members. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board of Directors. However, under the By-Laws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, but only if written notice of such stockholder's intent to make such nominations has been received by the Secretary of the Company at 9100 East Mineral Circle, Englewood, Colorado 80112 not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number of shares of the Common Stock owned of record and beneficially by the stockholder; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of the Company. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

  For their services, all directors (except Mr. Ward) receive an annual retainer of $15,000, and a $1,000 fee for attendance at meetings of the Board of Directors. Members of committees of the Board of Directors (except Mr.
Ward) are compensated at the rate of $600 per committee meeting attended, while committee chairmen receive $1,000 per meeting attended. As an officer of the Company, Mr. Ward is eligible to participate in the Amax Gold Inc. 1992 Stock Option Plan (the "Stock Option Plan") and the Amax Gold Inc. Performance Share Plan (the "Performance Share Plan").

  Under the Stock Grant Plan for Nonemployee Directors, on the day following the annual meeting of stockholders in each year, each director who is not then an officer or employee of the Company or any of its subsidiaries will be granted 1,500 shares of Common Stock, until a maximum of 100,000 shares in the aggregate have been granted. As of March 1, 1995, a total of 15,000 shares had been granted to five directors.

  The Company has a Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), under which any director who is not an employee of the Company may elect to defer all or a portion of his director's fees. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account in the form of a right to receive shares of the Common Stock at the closing market price on the Composite Tape of the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect. Distributions are made to participants upon or following termination of service as a director. Messrs. Born, Malys, Schnabel and Wood have elected to participate in the Deferred Compensation Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  The following compensation table sets forth information for the years indicated concerning the compensation of the chief executive officer and each of the four other most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                                        COMPENSATION
                                               ------------------------------
                                ANNUAL
                             COMPENSATION             AWARDS         PAYOUTS
                         --------------------- -------------------- ---------
                                               RESTRICTED           LONG TERM
                                                 STOCK              INCENTIVE ALL OTHER
       NAME AND          FISCAL SALARY  BONUS    AWARDS   OPTIONS/    PLAN    COMPENSA-
  PRINCIPAL POSITION      YEAR     $      $       $(A)    SARS #(B) PAYOUTS $ TION $(C)
-----------------------  ------ ------- ------ ---------- --------- --------- ---------
Milton H. Ward(D)         1995  267,707    --       --     75,000        --       --
Chairman and              1994  211,611    --       --     40,000        --       --
Chief Executive Officer   1993      --     --       --        --         --       --
Roger A. Kauffman         1995  246,882 75,000  119,625    60,000        --    10,500
President and             1994  197,087 70,000   54,000    95,000        --     7,050
Chief Operating Officer
Mark A. Lettes            1995  145,000 23,500   55,825    18,750        --     5,850
Vice President and        1994  130,000 24,500   45,000    55,000        --    10,694
Chief Financial Officer   1993  112,350 29,458      --        --         --    14,266
Deborah J. Friedman       1995  150,000 20,500   50,750    14,500        --     6,377
Vice President, General   1994   48,336 22,000   24,000    19,500        --       --
Counsel and Secretary
Neil K. Muncaster         1995  135,000 18,000   47,125    15,000        --     6,075
Vice President            1994  129,000 19,350   25,200    39,500        --     5,805
                          1993  129,000 33,824      --        --     108,445   63,148

--------
(A) Awards of restricted stock were made under the Performance Share Plan in December 1995. As of the end of fiscal 1995, the aggregate restricted stock holdings of the named executives totaled 63,100 shares with a fair market value of $457,475, based on the closing price of $7.25 per share on December 29, 1995. Such holdings include $184,875 (25,500 shares) for Mr. Kauffman; $110,200 (15,200 shares) for Mr. Lettes; $84,825 (11,700 shares)
    for Ms. Friedman; and $77,575 (10,700 shares) for Mr. Muncaster. The actual value realized, if any, will depend upon the amount of the stock in respect of which restrictions lapse and the market price of such stock when sold. Dividends, to the extent declared by the Board of Directors, will be paid on the restricted stock.

(B) These amounts represent options to purchase shares of Common Stock awarded under the Stock Option Plan.

(C) The 1995 amounts shown include employer contributions to the Thrift Plan for Employees of Amax Gold Inc. and Its Subsidiaries (the "Thrift Plan") in the following amounts: $6,750 for Mr. Kauffman; $5,850 for Mr. Lettes; $6,377 for Ms. Friedman; and $6,075 for Mr. Muncaster. The 1995 amount shown for Mr. Kauffman also includes $3,750 in employer contributions allocated to Mr. Kauffman through the Employee Deferred Compensation Plan.

(D) Amounts shown represent payments made by the Company to Cyprus Amax in respect of a portion of Mr. Ward's base salary and benefits attributable to his service as an officer of the Company.

  In connection with a change of control of the Company in 1993, Mr. Muncaster relinquished his rights under a corporate separation policy and agreed to continue employment for a minimum of two years. The Company agreed to provide Mr. Muncaster with a severance payment of $200,000 upon termination of his employment at any time after such two year period. Mr. Muncaster has announced his intention to retire on May 1, 1996 and will be eligible to receive this payment at such time.

Option/SAR Grants in the Last Fiscal Year

  The following table sets forth certain information concerning stock options granted during 1995 under the Stock Option Plan to the chief executive officer and each of the four other most highly compensated executive officers. The potential realizable value at assumed annual rates of stock price appreciation for the term of the options shown below are presented pursuant to rules of the Securities and Exchange Commission. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options based on future unknown factors. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of the Common Stock relative to the option exercise price at the time of exercise. There is no assurance that the potential realizable values of stock options reflected in this table actually will be realized.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                          POTENTIAL
                                                                         REALIZABLE
                                                                          VALUE AT
                                                                       ASSUMED ANNUAL
                                                                       RATES OF STOCK
                                     INDIVIDUAL GRANTS                      PRICE
                     -------------------------------------------------  APPRECIATION
                                   % OF TOTAL                          FOR OPTION TERM
                                  OPTIONS/SARS                         ---------------
                                   GRANTED TO    EXERCISE
                     OPTIONS/SARS  EMPLOYEES     OR BASE
                       GRANTED     IN FISCAL      PRICE     EXPIRATION
       NAME             (#)(A)      YEAR(B)    ($/SHARE)(C)    DATE     5%($)  10%($)
-------------------  ------------ ------------ ------------ ---------- ------- -------
Milton H. Ward          75,000       21.40         7.25      12/13/05  341,961 866,597
Roger A. Kauffman       10,000        2.85         4.69       2/15/05   29,479  74,707
                        50,000       14.27         7.25      12/13/05  227,974 577,732
Mark A. Lettes          18,750        5.35         7.25      12/13/05   85,490 216,649
Deborah J. Friedman     14,500        4.14         7.25      12/13/05   66,113 167,542
Neil K. Muncaster       15,000        4.28         7.25      12/13/05   68,392 173,319

--------
(A) All options are granted with an alternative settlement method under which, in the Company's discretion, the option holder may exercise the option as if it were a stock appreciation right.

(B) The percentage calculation is based on a total of 350,400 options granted in 1995.

(C) The exercise price for each grant is equal to 100 percent of the fair market value of Common Stock on the grant date. All options vest two years after the date of grant and have a term of ten years, subject to earlier termination in certain events related to termination of employment.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

  The following table sets forth information concerning stock options granted to the chief executive officer and each of the four most highly compensated executive officers which remain unexercised at December 31, 1995. The actual amount, if any, realized upon exercise of a stock option will depend upon the market price of the Common Stock relative to the option exercise price at the time of exercise. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR* AND FY END OPTION/SAR
                                    VALUES

                             NUMBER OF SECURITIES
                            UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                            OPTIONS/SARS AT FY END    THE-MONEY OPTIONS/SARS
                                      (#)                  AT FY END ($)
                           ------------------------- -------------------------
             NAME          EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
      -------------------  ------------------------- -------------------------
      Milton H. Ward                 0/115,000               0/42,400
      Roger A. Kauffman              0/155,000               0/68,900
      Mark A. Lettes            18,000/73,750                0/31,800
      Deborah J. Friedman            0/34,000                0/20,670
      Neil K. Muncaster         15,000/54,500                0/20,670

--------
*There were no option/SAR exercises during 1995.

Pension and Benefits

  The Retirement Plan for Salaried Employees of the Company (the "Retirement Plan") covers executive officers and most other salaried employees. The amount of annuity a retiring employee will receive on a single life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value. The benefit formula for service on or after July 1, 1994 is: 1.7 percent of annual earnings (base salary plus bonus) received by the employee for service during each year after 1995, plus 1.7 percent of the employee's average annual earnings from 1991 through 1995 multiplied by the employee's service from July 1, 1994 through December 31, 1995, less 1.1 percent of the Social Security offset multiplied by the total years of service credited before January 1, 1996, and after June 30, 1994, not to exceed 35 years. The benefit formula for service prior to July 1, 1994 provided benefits that were slightly higher than those provided under the new plan formula and will remain in effect with respect to years of service prior to July 1, 1994. In those cases where the amounts payable under the Retirement Plan exceed the annual pension limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), such excess will be paid from the Company's Excess Benefit Plan (the "Excess Plan"). Benefits payable under the Retirement Plan are also subject to reduction to the extent that participants receive payments pursuant to other Company-sponsored pension or retirement plans that have been suspended, discontinued or otherwise terminated. The amounts shown in the table below reflect the aggregate of payments under both the Retirement Plan and the Excess Plan.

  The estimated annual benefits payable upon retirement at normal retirement age are $80,331 for Roger A. Kauffman; $94,066 for Mark A. Lettes; $59,616 for Deborah J. Friedman; and $48,862 for Neil K. Muncaster. The foregoing estimates are calculated by using salary and bonus amounts actually received for the years from 1991 to 1995 and estimating base salary and bonus for future years to be equal to 1995 base salary and bonus amounts.

  The five year period 1991 through 1995 currently used in the benefit formula described above may be rolled forward by the Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

                              PENSION PLAN TABLE


                  ESTIMATED ANNUAL PENSION FOR YEARS OF CREDITED SERVICE
  FIVE YEAR     -----------------------------------------------------------
AVERAGE ANNUAL     5      10      15       20       25       30       35
   EARNINGS      YEARS   YEARS   YEARS   YEARS    YEARS    YEARS    YEARS
--------------  ------- ------- ------- -------- -------- -------- --------
 150,000         12,750  25,500  38,250   51,000   63,750   76,500   89,250
 200,000         17,000  34,000  51,000   68,000   85,000  102,000  119,000
 250,000         21,250  42,500  63,750   85,000  106,250  127,500  148,750
 300,000         25,500  51,000  76,500  102,000  127,500  153,000  178,500
 350,000         29,750  59,500  89,250  119,000  148,750  178,500  108,250

  The amounts above are payable upon retirement between ages 62 and 65. For retirement below age 62, the annual annuity amounts are reduced as provided in the Retirement Plan. At December 31, 1995, the years of credited service under the Retirement Plan for Mr. Kauffman, Mr. Lettes, Ms. Friedman, and Mr. Muncaster were two years, 16 years, one year, and 14 years, respectively. For purposes of determining benefits under the Retirement Plan, covered compensation for these individuals includes the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table with certain minor adjustments. Mr. Ward does not participate in the Company's Retirement Plan, but is covered by the Cyprus Amax Retirement Plan for Salaried Employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Born, Malys, Schnabel and Taylor, with Mr. Born serving as Chairman. Mr. Born is Vice Chairman of Cyprus Amax. Mr. Malys is Senior Vice President and Chief Financial Officer of Cyprus Amax. Mr. Schnabel serves as a director of Cyprus Amax. Mr. Ward is Chairman, President and Chief Executive Officer of Cyprus Amax. Mr. Ward is compensated by Cyprus Amax and the Company reimburses Cyprus Amax for a portion of his base salary and benefits attributable to his services as an officer of the Company. None of the present or former members of the Company's Compensation Committee served on the Cyprus Amax Compensation Committee, and no executive officers of the Company served on the Cyprus Amax Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee. As part of its duties, the Compensation Committee reviews compensation levels and evaluates the performance of executive management. The Compensation Committee also administers the Company's various incentive plans.

  Compensation Philosophy. The Company's compensation philosophy is to (i) provide a program that will be able to attract, select and retain high caliber managerial and technical talent, (ii) assess and develop its personnel to succeed to key positions throughout the Company, (iii) provide compensation opportunities that are competitive with those provided by other gold mining companies, and (iv) create a balance between short term performance measures and long term strategic direction and decisions through long term incentive programs which are linked to stockholder value.

  The Company's compensation program for executive officers consists of base salary, annual incentives and long term incentives which are tied to a review of the individual performance of each executive officer, the Company's performance, overall business and economic conditions, and compensation data for companies competing for the same executive talent.

  The Compensation Committee is assisted in its review and evaluation by Strategic Compensation Associates and the Hay Group, executive compensation consultants. The consultants provide advice to the Compensation Committee generally, with particular emphasis on the competitiveness of compensation paid to executive officers. In so doing, the consultants review survey data regarding compensation practices and payments to executives of other major North American gold mining companies and the relationship of executive pay to Company performance and stockholder value. For 1995, the major survey data was collected and compiled by the Hay Group in its Executive Compensation Report for Gold Mining Companies. Companies included in the Hay Group survey were:
American Gold Resources Corporation, Cambior Inc., Barrick Gold Corporation, Coeur d'Alene Mines Corporation, Echo Bay Mines Ltd., FMC Gold Company, Hecla Mining Company, Homestake Mining Company, Independence Mining Company, Newmont Mining Corporation, Pegasus Gold Inc., Placer Dome Inc. and Santa Fe Pacific Gold Corporation. Some of these companies are different from the companies selected by the Company as peer companies for preparing its performance graph included in this Proxy Statement. The companies included in the Hay Group survey are representative of the gold mining industry as a whole. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that should be included in a peer group established to compare stockholder returns. For purposes of its performance graph, the Company selected a smaller number of mining companies that are somewhat larger than the Company. See--"Performance Graph."

  Compensation of the executive officers, other than the Company's chief executive officer, was determined pursuant to the Company's compensation policy.

  Base Salary. The base salary for each executive officer, excluding the chief executive officer, is established initially by the Compensation Committee to be near the median base salary in the competitive marketplace (based on the Hay Group survey) and is adjusted based on the Compensation Committee's assessment of the executive officer's performance and length of time in a certain position and the overall financial condition of the Company. Base salaries are reviewed each year by the Compensation Committee.

  Annual Incentive Program. Annual incentive awards are contingent on the Compensation Committee's year end assessment of the performance of both the Company and the executive officer. Achievement of the Company's performance goals is not applied as part of a strict formula to determine the level of incentive awards, but, instead, is used by the Compensation Committee as a guideline in determining the awards. Although the Company reported a net loss of $23 million for 1995, the Company completed significant financing activities, including a $250 million financing arrangement for its Fort Knox Project in Alaska. The Company made significant progress on construction of two major new gold mines: Refugio in Chile and Fort Knox. The Company reduced cash operating costs. Additionally, the Company entered into an agreement to acquire, subject to stockholder approval, a 50 percent interest in the Kubaka Gold Project in the Russian Federation, which would increase the Company's total reserves by approximately 18 percent. Due to the overall 1995 financial performance of the Company, annual incentive bonuses were awarded at approximately 50 percent of target amounts, with adjustments based on the Compensation Committee's subjective view of individual performance after consultation with the Company's executive management.

  Long Term Equity Compensation. Equity participation is intended to create a focus by executive management on key performance measures that drive stockholder value. Therefore, the Compensation Committee gave added significance to long term equity compensation in the form of stock options and long term performance based restricted stock awards. In 1995, long term incentive awards, including stock options and restricted stock awards, were granted, on average, slightly above the median levels for such awards among competitive companies in the gold industry. Such grants reflect the Compensation Committee's view of the relative importance of the individual's position, his or her current performance and continuing contribution and prospective impact on the Company's future success, as well as the creation of stockholder value.

  Long term performance based restricted stock awards were granted in December 1995 to be effective January 1, 1996 under the Performance Share Plan. Restrictions on shares of Common Stock will lapse upon completion of successive three year performance periods to the extent that there is favorable comparison in terms of total stockholder return with competitive companies in the gold industry as measured by a peer group similar to the group in the Hay Group survey. Such awards could be deferred, accelerated or otherwise adjusted at the sole discretion of the Compensation Committee based on strategic and comparative performance assessment or other factors deemed relevant by the Compensation Committee. Such shares could be delivered on an accelerated basis or forfeited as determined by the Compensation Committee in certain circumstances.

  Compensation of the Chief Executive Officer. Mr. Ward, Chairman and Chief Executive Officer of the Company, is compensated by Cyprus Amax, and the Company reimburses Cyprus Amax for a portion of his base salary and benefits attributable to his services as an officer of the Company. In determining the compensation to be awarded to Mr. Ward for his services to the Company, the Compensation Committee considered the salaries paid to chief executive officers at competitive companies and the base salary payable to Mr. Ward under an employment agreement between Cyprus Amax and Mr. Ward. Mr. Ward's employment agreement with Cyprus Amax establishes a base salary and a bonus targeted at 100 percent of base salary but does not address reimbursement of Mr. Ward's salary and benefits by Amax Gold. For 1995, Mr. Ward received a base salary of $900,000 from Cyprus Amax. The Compensation Committee also recognized the significant achievements made during 1995, the second full year Mr. Ward served as Chairman and Chief Executive Officer of the Company, including the Company's completion of key financing activities, its significant progress on construction of two new gold mines and the Company's acquisition, subject to stockholder approval, of a new gold project in Russia, which will increase the Company's reserves significantly. The Compensation Committee also considered the estimated amount of Mr. Ward's time spent on matters relating to the Company. Based on these factors and the subjective determination of the Compensation Committee, approximately 25 percent of Mr. Ward's base salary and benefits paid by Cyprus Amax was reimbursed by the Company in 1995.

  Mr. Ward is eligible to participate in the Company's Stock Option Plan and Performance Share Plan. The Compensation Committee awarded to Mr. Ward 75,000 stock options, an amount approximately equal to the median of the stock options granted to chief executive officers at competitive companies, based on the amount of Mr. Ward's time allocated to the Company and the subjective determination of the Compensation Committee.

  Section 162(m) Compliance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and non qualified benefits) for certain executive officers exceeds $1 million in any one year. The Compensation Committee intends to design the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year.

  As the Company moves forward in its efforts to create stockholder value, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is effective in support of the Company's strategy to attract, retain and motivate talented executives, properly reflects changes in accounting rules and tax laws and appropriately compensates executives for their performance on behalf of the Company and its stockholders.

                                          Allen Born
                                          Gerald J. Malys
                                          Rockwell A. Schnabel
                                          Vernon Taylor, Jr.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  As of March 14, 1996, the following table sets forth the amount of all equity securities of the Company and Cyprus Amax that are beneficially owned by each director of the Company, each of the executive officers named in the Summary Compensation Table above, and all directors and executive officers of the Company as a group. A person is considered to "beneficially own" any shares (i) over which such person exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of stock options). Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth opposite his or her name.

                                   NUMBER OF SHARES NUMBER OF SHARES   NUMBER OF
                                        OF THE           OF THE        SHARES OF
                                    COMPANY COMMON  COMPANY SERIES B  CYPRUS AMAX
      NAME OF BENEFICIAL OWNER        STOCK(1)*     PREFERRED STOCK* COMMON STOCK*
      ------------------------     ---------------- ---------------- -------------
   Milton H. Ward                      20,000              --            913,818(2)
   Allen Born                          13,138              --             97,109(2)
   Gerald J. Malys                      5,000              --            187,342(2)(3)
   Rockwell A. Schnabel                28,153            2,500            16,892(4)
   Vernon Taylor, Jr.                  23,160(5)         3,000(5)         24,094(6)
   Russell L. Wood                      3,000              --                --
   Roger A. Kauffman                   66,488(7)           200               --
   Mark A. Lettes                      45,552(7)           --                --
   Deborah J. Friedman                  9,084              400            26,868(2)
   Neil K. Muncaster                   46,652(7)           500             1,003
   All directors and executive
    officers as a group (13 per-
    sons)                             323,945(8)         7,100         1,272,126(9)

--------
*All amounts shown are less than one percent of the class.

(1) Each share of $3.75 Series B Convertible Preferred Stock is convertible into 6.061 shares of Common Stock. Shares of Common Stock include shares obtainable upon conversion.
(2) Includes shares subject to options exercisable within 60 days: 75,461 shares for Mr. Born; 97,088 shares for Mr. Malys; 632,294 shares for Mr. Ward; and 21,700 shares for Ms. Friedman.
(3) The amount includes 10,000 shares held by Mrs. Malys.
(4) The amount includes shares held in the Cyprus Amax Non-Employee Director Deferred Compensation Plan.
(5) The amount includes 1,227 shares of Common Stock and 3,000 shares of $3.75 Series B Convertible Preferred Stock owned by trusts of which Mr. Taylor, as trustee, has investment or voting power.
(6) The amount includes 12,344 shares of Cyprus Amax Common Stock obtainable upon conversion of 6,000 shares of $4.00 Series A Convertible Preferred Stock of Cyprus Amax.
(7) The amounts include shares subject to options exercisable within 60 days:
    60,000 shares for Mr. Kauffman; 43,000 shares for Mr. Lettes; and 35,000 shares for Mr. Muncaster.
(8) The amount includes 187,000 shares subject to options exercisable within 60 days.
(9) The amount includes 826,543 shares subject to options exercisable within 60 days.

PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the Company's cumulative total stockholder return on Common Stock over the past five years (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the stocks for peer companies (weighting the returns of these peer companies based on stock market capitalization as of the beginning of the period). The peer companies selected by the Company for this Proxy Statement were Battle Mountain Gold Company, Echo Bay Mines Ltd., Hemlo Gold Mines Inc., Pegasus Gold Inc. and TVX Gold Inc. Cumulative total stockholder return (on an assumed initial investment of $100 at December 31, 1989), as determined at the end of each year, reflects the change in stock price, assuming reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                           [5 YR GRAPH APPEARS HERE]


                          Dec90  Dec91   Dec92    Dec93     Dec94    Dec95
   =======================================================================
   S&P 500 COMP-LTD       100   130.47   140.41   154.56    156.60   215.45
   AMAX GOLD INC.         100    78.65    58.85    47.39     41.35    49.97
   PEER GROUP             100    93.39    69.50   149.57    132.22   128.02

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, unanimously recommends the selection of Price Waterhouse LLP to serve as independent accountants for the Company for its 1996 fiscal year.

  In March 1994, Price Waterhouse LLP replaced Coopers & Lybrand LLP who had been the Company's independent accountants since the Company's inception in 1987. Price Waterhouse LLP are the independent accountants for Cyprus Amax and have served as such since 1985. The change was made to realize certain synergies between the Company and Cyprus Amax.

  The report of Coopers & Lybrand LLP on the financial statements for the 1993 fiscal year and the report of Price Waterhouse LLP for the 1994 and 1995 fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Also, in connection with its audit for the 1993 fiscal year, there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand LLP would have caused them to make reference thereto in their report on the financial statements for such year. In connection with Price Waterhouse LLP's audit for the 1994 and 1995 fiscal years, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  During the two most recent fiscal years, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). Moreover, during the two most recent fiscal years, the Company has not consulted with Price Waterhouse LLP on items which (1) were or should have been subject to Statement of Auditing Standards No. 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).

  Neither the firm of Price Waterhouse LLP nor any of its partners has a direct, or material indirect, financial interest in the Company or any of its subsidiaries. Representatives of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate stockholder questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the meeting. Should any such matters arise, however, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment on such matters.

                       PROPOSALS FOR 1997 ANNUAL MEETING

  The Company anticipates that the 1997 Annual Meeting of Stockholders will be held on or about May 6, 1997. The exact date, time and place for such meeting has yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting must submit the written text of the proposal so that it is received by the Company at its principal executive offices no later than November 27, 1996, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting.

By order of the Board of Directors,

Deborah J. Friedman
Vice President, General Counsel
and Secretary

March 29, 1996

  AMAX GOLD'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) MAY BE OBTAINED AT NO CHARGE BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING WHO WRITES TO: SECRETARY, AMAX GOLD INC., 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112. EXHIBITS TO THE FORM 10-K ARE ALSO AVAILABLE AT A COST OF TWENTY-FIVE CENTS PER PAGE.

                                AMAX GOLD INC.
                THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS
                          OR THE TRUSTEE NAMED BELOW

The undersigned hereby appoints Milton H. Ward, Roger A. Kauffman and Deborah
J. Friedman, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions on the reverse side all the shares of the Common Stock of Amax Gold Inc. held of record by the undersigned at the close of business on March 14, 1996 at the Annual Meeting of the Stockholders of Amax Gold Inc. to be held at the offices of Amax Gold Inc. at 9100 East Mineral Circle, Englewood, Colorado 80112, on April 30, 1996 at 10:00 a.m. (Denver time) or at any adjournment thereof, and directs the Trustee of the Thrift Plan for Employees of Amax Gold Inc. and Its Subsidiaries (the "Plan"), with respect to shares of Common Stock held for the benefit of the undersigned, to vote in person or by proxy at such Annual Meeting, all shares held by or for the benefit of the undersigned in accordance with such instructions. The Trustee of the Plan will vote unallocated and undirected shares of the Common Stock held by the Plan in direct proportion to the voting of shares for which instructions have been received.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                       ELECTION OF DIRECTORS. NOMINEES:
   MILTON H. WARD, ALLEN BORN, GERALD J. MALYS, ROCKWELL A. SCHNABEL, VERNON
                        TAYLOR, JR. AND RUSSELL L. WOOD

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES, WRITE THE NAME OF EACH NOMINEE FOR WHOM AUTHORITY IS WITHHELD IN THE SPACE PROVIDED ON THE REVERSE SIDE. UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES IS WITHHELD, A VOTE FOR THE ELECTION OF DIRECTORS WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR ANY NOMINEE WHOSE NAME IS NOT WRITTEN IN THE SPACE PROVIDED ON THE REVERSE SIDE AND FOR ANOTHER NOMINEE IF ANY OF THE NAMED NOMINEES IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.

                                                    SEE REVERSE SIDE

X  PLEASE MARK YOUR                     COMMON             DIVIDEND REINVESTMENT
   VOTES AS IN THIS
   EXAMPLE.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

FOR [_]          WITHHELD                          FOR     AGAINST    ABSTAIN
1.Election of      [_]    2. Appointment of        [_]       [_]        [_]
Directors (see               Price Waterhouse
reverse)                     LLP as independent
                             accountants.

For, except vote withheld for the following nominee(s):


-------------------------------------------------------

3. OTHER MATTERS. In their discretion, the proxies are authorized to vote upon other matters that may come before the meeting and upon matters incident to the conduct of the meeting.



SIGNATURE(S) _________________________________ DATE ____________

SIGNATURE(S) _________________________________ DATE ____________

NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign. If signing as attorney, executor, administra-tor, agent, trustee or guardian, please give full title as such. If signing on behalf of a corporation, the full corporate name should be indicated and an authorized corporate officer should sign.